EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces First Quarter 2019 Results
•Acquired additional 4.5% ownership interest in Westlake Chemical OpCo LP
•Quarterly net income attributable to the Partnership of $15.0 million; MLP distributable cash flow of $17.6 million
•Increased quarterly cash distribution by 2.9% sequentially, or 12% compared to the first quarter 2018 distribution, to $0.4452 per unit, the 17th consecutive quarterly increase in distributions
HOUSTON--(BUSINESS WIRE)-- Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership of $15.0 million, or $0.46 per limited partner unit, for the three months ended March 31, 2019, an increase of $2.7 million compared to first quarter 2018 net income attributable to the Partnership of $12.3 million. The increase in net income was primarily attributable to the Partnership's increased ownership interest in Westlake Chemical OpCo LP ("OpCo"), effective January 1, 2019. Cash flows from operating activities in the first quarter of 2019 were $113.5 million, an increase of $7.3 million compared to first quarter 2018 cash flows from operating activities of $106.2 million. This increase is primarily attributable to decreases in working capital at OpCo, partially offset by lower margins on OpCo's third party sales volumes, as compared to the prior-year period. For the three months ended March 31, 2019, MLP distributable cash flow of $17.6 million increased by $3.1 million from first quarter 2018 MLP distributable cash flow of $14.5 million. This increase was primarily due to the increased ownership interest in OpCo, partially offset by higher maintenance capital expenditures.
First quarter 2019 net income attributable to the Partnership of $15.0 million increased by $3.1 million from fourth quarter 2018 net income attributable to the Partnership of $11.9 million, primarily due to the increased ownership interest in OpCo, partially offset by lower production at OpCo. First quarter 2019 cash flows from operating activities of $113.5 million increased $7.4 million compared to fourth quarter 2018 cash flows from operating activities of $106.1 million, primarily due to a reduction in working capital, partially offset by lower production at OpCo. First quarter 2019 MLP distributable cash flow of $17.6 million increased by $3.1 million compared to fourth quarter 2018 MLP distributable cash flow of $14.5 million, primarily due to the increased in ownership of OpCo partially offset by lower production and higher maintenance capital expenditures at OpCo.
On March 27, 2019, the Board of Directors of Westlake Chemical Partners GP LLC announced that it had agreed to acquire an additional 4.5% limited partner interest in OpCo on a fully diluted basis for approximately $201.4 million. The Partnership financed the acquisition with borrowings under its revolving credit facility and the proceeds of a private placement of 2,940,818 common units. The acquisition increased the Partnership's limited partner interest in OpCo to approximately 22.8% and represented the third purchase of additional interests in OpCo by the Partnership since the Partnership's initial public offering. The acquisition was effective January 1, 2019 and was immediately accretive to the Partnership's distributable cash flow.
On April 30, 2019, the Board of Directors of Westlake Chemical Partners GP LLC announced a quarterly distribution with respect to the first quarter of 2019 of $0.4452 per unit to be payable on May 28, 2019 to unitholders of record as of May 13, 2019. The first quarter 2019 distribution increased by 12% compared to the first quarter 2018 distribution and by 2.9% compared to the fourth quarter 2018 distribution. MLP distributable cash flow provided trailing twelve-month coverage of 1.12x the declared distributions for the first quarter of 2019.
OpCo's Ethylene Sales Agreement with Westlake is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.

i

"With the third dropdown transaction of interest in OpCo into the Partnership, coupled with strong operational and financial performance in the first quarter of 2019, we have laid the ground work for a milestone year for the Partnership. This mutually beneficial transaction demonstrates the strong, long-term alignment of the Partnership and Westlake Chemical," said Albert Chao, President and Chief Executive Officer. "This quarter we increased our distribution for the seventeenth consecutive quarter on MLP distributable cash flow of $17.6 million. We are continuing to evaluate all opportunities available to further grow our cash flows and continue long-term distribution growth to our unitholders."
The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to the potential for future growth of cash flows and distributions are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions of Westlake Chemical Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC in March 2019.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
The body of accounting principles generally accepted in the United States is commonly referred to as "GAAP." For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. The non-GAAP financial measures described in this Form 10-Q are not substitutes for the GAAP measures of earnings and cash flows. We use each of MLP distributable cash flow and EBITDA to analyze our performance. We define distributable cash flow as net income plus depreciation, amortization and disposition of property, plant and equipment, less contributions for turnaround reserves, maintenance capital expenditures and mark-to-market adjustment on derivative contracts. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. MLP distributable cash flow and EBITDA are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess our operating performance as compared to other publicly traded partnerships, our ability to incur and service debt and fund capital expenditures and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities. We believe that the presentation of MLP distributable cash flow and EBITDA provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to MLP distributable cash flow are net income and net cash provided by operating activities. MLP distributable cash flow should not be considered as an alternative to GAAP net income or net cash provided by operating activities. MLP distributable cash flow has important limitations as an analytical tool because it excludes some but not all items that affect net income and net cash provided by operating activities. The GAAP measures most directly comparable to EBITDA are net income, income from operations and net cash provided by operating activities, but EBITDA should not be considered an alternative to such GAAP measures. EBITDA has important limitations as an analytical tool because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations in the jurisdictions we operate in. MLP distributable cash flow and EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.
Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns an 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.
Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' first quarter 2019 results will be held Thursday, May 2, 2019 at 12:00 PM Eastern Time (11:00 AM Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 888 02 96.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on May 9, 2019. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 888 02 96.
The conference call will also be available via webcast at: https://edge.media-server.com/m6/p/htfmr93q and the earnings release can be obtained via the Partnership web page at: http://investors.wlkpartners.com/CorporateProfile.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2019	2018

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$257,040	$235,031
Net co-product, ethylene and other sales—third parties	42,046	49,241
Total net sales	299,086	284,272
Cost of sales	208,432	191,767
Gross profit	90,654	92,505
Selling, general and administrative expenses	6,973	7,133
Income from operations	83,681	85,372
Other income (expense)
Interest expense—Westlake	(5,900)	(4,866)
Other income, net	815	491
Income before income taxes	78,596	80,997
Income tax provision	200	283
Net income	78,396	80,714
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	63,441	68,419
Net income attributable to Westlake Partners	$14,955	$12,295

Net income per limited partners unit attributable to Westlake Partners (basic and diluted)
Common units	$0.46	$0.36

Distributions declared per unit	$0.4452	$0.3975

MLP distributable cash flow	$17,555	$14,510

Distributions declared
Limited partner units—publicly and privately held	$9,379	$7,201
Limited partner units—Westlake	6,287	5,613
Incentive distribution rights	—	733
Total distributions declared	$15,666	$13,547
EBITDA	$111,340	$113,561

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2019	December 31, 2018

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$84,615	$19,744
Receivable under the Investment Management Agreement—Westlake Chemical Corporation ("Westlake")	276,501	148,956
Accounts receivable, net—Westlake	47,626	57,280
Accounts receivable, net—third parties	15,495	16,404
Inventories	4,171	4,388
Prepaid expenses and other current assets	251	370
Total current assets	428,659	247,142
Property, plant and equipment, net	1,138,434	1,148,265
Other assets, net	64,180	66,718
Total assets	$1,631,273	$1,462,125

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$47,258	$48,772
Long-term debt payable to Westlake	601,119	477,608
Other liabilities	2,949	1,664
Total liabilities	651,326	528,044
Common unitholders—publicly and privately held	473,119	409,608
Common unitholder—Westlake	49,195	48,774
General partner—Westlake	(242,572)	(242,572)
Total Westlake Partners partners' capital	279,742	215,810
Noncontrolling interest in OpCo	700,205	718,271
Total equity	979,947	934,081
Total liabilities and equity	$1,631,273	$1,462,125

v

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2019	2018

	(In thousands of dollars)
Cash flows from operating activities
Net income	$78,396	$80,714
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,844	27,698
Other balance sheet changes	8,259	(2,190)
Net cash provided by operating activities	113,499	106,222
Cash flows from investing activities
Additions to property, plant and equipment	(12,144)	(9,679)
Maturities of investments with Westlake under the Investment Management Agreement	80,000	112,000
Investments with Westlake under the Investment Management Agreement	(207,512)	(110,000)
Other	46	—
Net cash used for investing activities	(139,610)	(7,679)
Cash flows from financing activities
Proceeds from private placement of common units	62,934	—
Proceeds from debt payable to Westlake	123,512	3,648
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(81,507)	(91,148)
Quarterly distributions to unitholders	(13,957)	(13,071)
Net cash provided by (used for) financing activities	90,982	(100,571)
Net increase (decrease) in cash and cash equivalents	64,871	(2,028)
Cash and cash equivalents at beginning of period	19,744	27,008
Cash and cash equivalents at end of period	$84,615	$24,980

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2018	2019	2018
	(In thousands of dollars)

Net cash provided by operating activities	$106,147	$113,499	$106,222
Changes in operating assets and liabilities and other	(24,565)	(35,103)	(25,508)
Net Income	81,582	78,396	80,714
Add:
Depreciation, amortization and disposition of property, plant and equipment	27,922	27,302	28,265
Mark-to-market adjustment gain on derivative contracts	62	(715)	—
Less:
Contribution to turnaround reserves	(4,238)	(3,848)	(4,148)
Maintenance capital expenditures	(9,297)	(11,320)	(7,979)
Incentive distribution rights	—	—	(733)
Distributable cash flow attributable to noncontrolling interest in OpCo	(81,507)	(72,260)	(81,609)
MLP distributable cash flow	$14,524	$17,555	$14,510

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2018	2019	2018
	(In thousands of dollars)

Net cash provided by operating activities	$106,147	$113,499	$106,222
Changes in operating assets and liabilities and other	(24,565)	(35,103)	(25,508)
Net Income	81,582	78,396	80,714
Less:
Other income, net	715	815	491
Interest expense	(5,381)	(5,900)	(4,866)
Income tax provision	(208)	(200)	(283)
Income from operations	86,456	83,681	85,372
Add:
Depreciation and amortization	26,666	26,844	27,698
Other income, net	715	815	491
EBITDA	$113,837	$111,340	$113,561